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                                                                   Exhibit 10.1

                                   AGREEMENT


         Agreement between AmeriVision Communications, Inc. ("Company") and Carl Thompson ("Thompson") dated the 13th day of April, 1998 as follows: follows:

         1. Thompson resigns effective this date as an officer, director, and employee of Company. Thompson and Company agree to handle this separation in a professional and courteous manner.

         2. Company will pay outstanding notes payable due Thompson in full on the current payment schedule.

         3. Company will pay Thompson $60,000 per month starting on April 13, 1998 and each 30 days thereafter. This payment of $60,000 includes $40,000 per month as payment on the accrued dividends due Thompson at December 31, 1997 by Company (until such accrued dividends are paid in full) and $20,000 per month as a payment in lieu of commissions. The payment of $60,000 will be adjusted to $20,000 per month after the dividends have been paid in full. The first monthly payment due after the Coast Business loan closes will be increased by $40,000 for that month only. The payment of $20,000 per month will continue for the duration of Thompson's life.

         4. The Company can elect to discontinue the $20,000 per month (described in Section 3) due to any of the following:

                  a. If Thompson does not provide advisory services to Company as requested for the nine month period from the date of the Agreement.

                  b. If Thompson takes actions which are significantly detrimental to the interests of AmeriVision, (other than the competition discussed in 4c).

                  c. If Thompson competes against Company or solicits their employees for hire within a period of one year (unless a public offering by Company occurs sooner but in any event the period is no less than nine months from date of Agreement). If Thompson complies with this clause 4c. Thompson will be paid $200,000 on April 13, 1999 as an additional payment.

         5. Thompson hereby grants the rights of first refusal to Company if Thompson decides to sell any or all of Thompson's existing shares in Company. This right of refusal shall give Company the ability to match any bona fide third party offer for such shares. This right will continue so long as Thompson holds any of his existing shares in the Company.



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         6.       Thompson will transfer by April 18, 1998 all of his shares in
                  Visionquest Inc. to Company for no additional consideration.

         7. Thompson waives any claims against Company as of the date of this Agreement.

         8. Thompson acknowledges that his resignation is voluntary, that he desires to pursue other business interests, and that he will seek God's direction to determine the best way for him to serve God.


/s/ Carl Thompson                           /s/ Tracy Freeny
-----------------------------               ----------------------------------
Carl Thompson                               Tracy Freeny
                                            President
                                            AmeriVision Communications, Inc.




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